UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 26, 2015

TARGETED MEDICAL PHARMA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53071	20-5863618
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2980 BEVERLY GLEN CIRCLE, SUITE 301
LOS ANGELES, CA 90077
(Address of principal executive offices)

(310) 474-9808
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2015, the Board of Directors (the “Board”) of Targeted Medical Pharma, Inc. (the “Company”), on January 9, 2015, voted to terminate Dr. William E. Shell’s employment with the Company. At that time, Dr. Shell also was removed as Chairman of the Board, but continued to serve as a director of the Company.

On February 26, 2015, the Company received a letter from Dr. Shell, pursuant to which he resigned as a member of the Board, effective 11:59 a.m. on that date (the “Resignation Letter”). The Company accepted Dr. Shell’s resignation upon receipt of the Resignation Letter. At the time of his resignation, Dr. Shell was not a member of any committee of the Board.

In the Resignation Letter, Dr. Shell stated that his resignation was due to numerous disputes and disagreement with the Board, the Company’s officers and management and significant corporate shareholders relating to the Company’s operations, policies and practices, including the use of corporate funds.

A copy of the Resignation Letter is attached hereto as Exhibit 17.1 and the description of the contents of the Resignation Letter contained in this Form 8-K is qualified in its entirety by reference to the full text of the Resignation Letter.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Dr. Shell with a copy of the disclosures that it is making in response to this Item 5.02 no later than the date of filing this Form 8-K with the SEC and will provide Dr. Shell with the opportunity to furnish the Company, as promptly as possible, with a letter addressed to the Company stating whether Dr. Shell agrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit 17.1 -- Letter from William Shell, M.D. dated February 26, 2015, resigning from the Board of Directors of the Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2015

TARGETED MEDICAL PHARMA, INC.

By:	/s/ Kim Giffoni
Name:	Kim Giffoni
Title:	Chief Executive Officer

3